Exhibit 99.1

Pure Cycle Announces Financial Results

for the Three Months Ended November 30, 2022

DENVER, CO / ACCESSWIRE / January 9, 2023 – Pure Cycle Corporation (NASDAQ Capital Market: PCYO) announced for the three months ended November 30, 2022, it posted positive net income for the fifteenth consecutive fiscal quarter. The housing market downturn and quick turn in weather proved to be a challenge for our first quarter of fiscal 2023, but we received several surface use payments and other cash payments from oil and gas operators which are a positive sign to what we believe will be a strong year for oil and gas water sales. Highlights for the first quarter of fiscal 2023 are presented below.

Highlights

➢Revenues of $1.3 million which drove pre-tax income of $0.3 million
➢EBITDA of $0.8 million
o	Reconciliation of net income to EBITDA is as follows: net income of $0.2M plus interest expense of $0.05M plus tax expense of $0.1M plus depreciation and depletion of $0.5M equals EBITDA of $0.8 million
➢Cash and investments totaled $32.0 million at November 30, 2022
➢67.5 million gallons of water delivered

“While the downward pressures on the housing industry created by rising interest rates and increasing prices took a toll on new home sales which in turn slowed our development activities, we were able to collect a number of surface use payments from oil and gas operators which we believe indicates a strong drilling forecast for the coming year,” commented Mr. Harding, CEO of Pure Cycle. “The winter months are always a cyclically slow season for home sales, but each of our builders continue to construct homes at Sky Ranch with over 60 starts in our second phase under construction and over 124 of the 219 tap sales, which correlate to building permits from our homebuilders. We believe our entry level priced homes will remain attractive in this market and believe the future growth at Sky Ranch will remain strong,” concluded Mr. Harding.

Financial Summary

Revenue

For the three months ended November 30, 2022 and 2021, we reported total revenues of $1.3 million and $4.3 million. This was generated by our water and wastewater resource development segment ($0.8 million and $1.1 million), our land development segment ($0.5 million and $3.2 million), and our single-family rental business (less than $.01 million in both periods). The decline in revenue was predominately due to the slowing of the housing industry, which resulted in our construction activities being scaled back to align our timing of lot deliveries with the projected construction needs of our homebuilding partners.

For the three months ended November 30, 2022 and 2021, we sold four and nine water and wastewater taps for $0.2 million and $0.3 million. These taps were sold predominately at our Sky Ranch community where we have sold a total of 766 water and wastewater taps since we began developing Sky Ranch in 2017.

As of November 30, 2022, the single-family rental business has three homes built and rented, a fourth house was completed and rented in mid-December 2022, with ten additional units under construction with expected delivery dates throughout fiscal 2023.

Profitability

We continue to be profitable with net income of $0.2 million and $1.5 million for the three months ended November 30, 2022 and 2021. This produced $0.01 and $0.06 of earnings per fully diluted share for the periods presented.

Working Capital

We reported working capital (current assets less current liabilities) of $23.8 million as of November 30, 2022, with $32.0 million of cash, cash equivalents and short-term investments.

“Although the housing market softened near the end of our fiscal 2022, which continued into Q1-2023, our strong balance sheet remains our differentiator. We have positioned ourselves with three very strong and long-term producing assets that have in the past proven to weather the inevitable up and down-market cycles. We continue to invest in our core asset, water, which we believe is the most valuable long-term, appreciable asset we can own,” commented Kevin McNeill, CFO of Pure Cycle. “Fiscal 2023 didn’t start as strong as fiscal 2022, but with the projected oil and gas operations and continued focus on providing a reasonably priced lot in a market that is desperate for reasonably priced homes, we believe fiscal 2023 will pick up quickly,” concluded Mr. McNeill.

Operational Summary

Water and Wastewater Resource Development

For the three months ended November 30, 2022 and 2021, we delivered 67.5 million gallons and 77.3 million gallons to customers, a 13% decrease. This decrease in water sales was primarily due to the reduced construction water needs at Sky Ranch from slowed construction activities because of the downturn in the housing market overall, and declines in water sales as less new landscaping was installed in Q1-2023, which requires significantly more water to help it establish. Water and wastewater tap sales declined as well for the three months ended November 30, 2022 compared to 2021 due to the timing of closings at Sky Ranch. Tap sales are driven by building permit applications and are not contractually established with the builders. As evidenced by the $1.2 million of surface use payments we received, we believe we will see strong water sales to oil and gas operators the remainder of fiscal 2023.

We also continued our acquisition of water rights with the acquisition of three deep water wells in the Lost Creek Basin for $0.3 million, which will be added to our other Lost Creek Water and eventually transferred to the Denver market for use in our Denver service area.

Land Development

Lot sales revenue decreased for the three months ended November 30, 2022 compared to 2021 due to the reduction of construction activities to align our deliverables with the timing of home construction by the homebuilders. Because lot sale revenue is recognized predominately as construction progresses, revenue will fluctuate due to timing of construction activities.

Single Family Rentals

During fiscal 2022, we contracted for the construction of eleven more rental homes, which all began construction in fiscal 2022, and one home was delivered in December 2022. We expect the next ten units to be delivered at various dates throughout fiscal 2023.

Share Repurchase Authorization

On November 2, 2022, our Board of Directors approved a stock repurchase program. The program is open-ended and authorizes repurchases of up to an aggregate of 200,000 shares of common stock in the open market. As of the date of this release, no shares have been repurchased under the repurchase program.

The following table presents our unaudited results of operations for the three months ended November 30, 2022 and 2021:

	Three Months Ended
(In thousands, except share information)	November 30, 2022	November 30, 2021
Revenues:
Metered water usage from:
Municipal customers	$121	$147
Commercial customers	392	560
Wastewater treatment fees	63	55
Water and wastewater tap fees	150	261
Lot sales	513	2,945
Project management fees	8	248
Single-family rentals	25	8
Special facility projects and other	68	49
Total revenues	1,340	4,273

Expenses:
Water service operations	479	289
Wastewater service operations	138	129
Land development construction costs	143	531
Project management costs	72	—
Single-family rental costs	10	3
Depletion and depreciation	378	354
Other	106	77
Total cost of revenues	1,326	1,383

General and administrative expenses	1,388	1,325
Depreciation	115	85
Operating (loss) income	(1,489)	1,480

Other income (expense):
Interest income - related party	247	361
Interest income - Investments	228	1
Oil and gas royalty income, net	116	97
Oil and gas lease income, net	19	48
Other, net	1,218	11
Interest expense, net	(50)	(7)
Income from operations before income taxes	289	1,991
Income tax expense	130	477
Net income	$159	$1,514

Earnings per common share - basic and diluted
Basic	$0.01	$0.06
Diluted	$0.01	$0.06
Weighted average common shares outstanding:
Basic	23,985,788	23,917,908
Diluted	24,087,893	24,219,236

The following table presents our consolidated financial position as of November 30, 2022 (unaudited) and August 31, 2022 (audited):

(In thousands, except shares)	November 30, 2022	August 31, 2022
ASSETS:
Current assets:
Cash and cash equivalents	$16,843	$34,894
Investments	15,000	—
Trade accounts receivable, net	1,240	2,425
Prepaid expenses and other assets	427	467
Total current assets	33,510	37,786
Restricted cash	2,328	2,328
Investments in water and water systems, net	58,711	58,763
Construction in progress	2,484	1,224
Single-family rental units	963	975
Land and mineral rights:
Held for development	7,287	6,773
Held for investment purposes	451	451
Other assets	2,454	2,463
Notes receivable – related parties, including accrued interest:
Reimbursable public improvements	18,487	17,208
Other	1,242	1,120
Operating leases - right of use assets, less current portion	120	138
Total assets	$128,037	$129,229

LIABILITIES:
Current liabilities:
Accounts payable	$1,039	$849
Accrued liabilities	920	2,029
Accrued liabilities – related parties	653	560
Income taxes payable	2,645	2,530
Deferred lot sale revenues	3,889	4,275
Deferred water sales revenues	552	570
Debt, current portion	10	10
Total current liabilities	9,708	10,823
Participating interests in export water supply	—	323
Debt, less current portion	3,947	3,950
Deferred tax liability, net	1,090	1,075
Lease obligations - operating leases, less current portion	44	62
Total liabilities	14,789	16,233
Commitments and contingencies
SHAREHOLDERS’ EQUITY:
Series B preferred shares: par value $0.001 per share, 25 million authorized; 432,513 issued and outstanding (liquidation preference of $432,513)	—	—
Common shares: par value 1/3 of $.01 per share, 40.0 million authorized; 23,986,645 and 23,980,645 outstanding, respectively	80	80
Additional paid-in capital	174,243	174,150
Accumulated deficit	(61,075)	(61,234)
Total shareholders’ equity	113,248	112,996
Total liabilities and shareholders’ equity	$128,037	$129,229

Q1-2023 EARNINGS CALL

Pure Cycle will host a conference call on Tuesday, January 10, 2023, at 8:30AM Eastern (6:30AM Mountain) to discuss the financial results and answer questions. Call details are presented below. We will post a detailed slide presentation, which provides an overview of Pure Cycle and presents summary financial results on our website which can be accessed at www.purecyclewater.com.

When:                                         8:30AM Eastern (6:30AM Mountain) on January 10, 2023

Call in number:                           888-506-0062 (access code: 832069)

International call-in number:      973-528-0011 (access code: 832069)

Replay number:                           877-481-4010 | 919-882-2331 (passcode: 47370)

Replay available until:                January 24, 2023 at 8:30AM ET

Event link:                                   https://www.webcaster4.com/Webcast/Page/2247/47370

Company Information

Pure Cycle continues to diversify its operations, grow its balance sheet, and drive recurring revenues. We operate in three distinct business segments, each of which complement the other. At our core, we are an innovative and vertically integrated wholesale water and wastewater service provider. In 2017, we launched our land development segment which develops master planned communities on land we own and to which we provide water and wastewater services. In 2021, we launched our newest line of business, the rental of single-family homes located at Sky Ranch, which provides long-term recurring revenues, furthers our land development operations, and adds more customers to our water resource segment.

Additional information, including our recent press releases and SEC filings, is available at www.purecyclewater.com, or you may contact our President, Mark W. Harding, or our CFO, Kevin B. McNeill, at 303-292-3456 or info@purecyclewater.com. Be sure to follow Pure Cycle on Twitter @purecyclecorp.

SOURCE: Pure Cycle Corporation

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are all statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, such as statements about the following: our positioning to continue to grow through this market cycle, the completion and delivery of our rental units, timing of development at Sky Ranch, tap sales, and home sales by our home builder customers.  The words “anticipate,” “likely,” “may,” “should,” “could,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend” and similar expressions are intended to identify forward-looking statements.  Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially.  Factors that could cause actual results to differ from projected results include, without limitation: home mortgage interest rates, inflation, and other factors impacting the housing market and home sales; the risk factors discussed in Part I, Item 1A of our most recent Annual Report on Form 10-K for the fiscal year ended August 31, 2022; and those factors discussed from time to time in our press releases, public statement and documents filed or furnished with the U.S. Securities and Exchange Commission.  Except as required by law, we disclaim any obligation to update publicly any forward-looking statements, whether because of new information, future events or otherwise.